Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SYROS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Other	40,450,366 shares (2)	$0.72 (3)	$29,124,263.52 (3)	$92.70 per $1,000,000	$2,699.82

Equity	Common Stock, $0.001 par value per share	Other	6,924,977 shares (4)	$3.23 (5)	$22,367,675.71 (5)	$92.70 per $1,000,000	$2,073.49

Total Offering Amounts					$51,491,939.23		$4,773.31

Total Fee Offsets							$0

Net Fee Due							$4,773.31

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 40,450,366 shares issuable under the Syros Pharmaceuticals, Inc. 2022 Equity Incentive Plan (the “2022 Plan”).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, and based upon the average of the high and low sale prices of the common stock of Syros Pharmaceuticals, Inc. (the “Registrant”) on the Nasdaq Global Select Market on September 12, 2022.

(4)

Consists of 6,924,977 shares that are issuable by the Registrant pursuant to options originally issued under the Tyme Technologies, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and the Tyme Technologies, Inc. 2016 Stock Option Plan for Non-Employee Directors (the “2016 Plan”). The options, which originally represented options to purchase 15,803,298 shares of common stock of Tyme Technologies, Inc. (“Tyme”), are being assumed by the Registrant into the 2022 Plan pursuant to the terms of an Agreement and Plan of Merger, dated July 3, 2022, among the Registrant, Tack Acquisition Corp., a wholly-owned subsidiary of the Registrant, and Tyme (the “Merger Agreement”) and adjusted pursuant to the exchange ratio in accordance with the terms of the Merger Agreement.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price of $3.23 per share represents the weighted average exercise price per share of outstanding stock option awards under the 2015 Plan and the 2016 Plan.